                                                                                                 Exhibit 99.1

L. Gene Beube Retires from Byline Bancorp, Inc. Board

Chicago, IL, October 4, 2018 – Byline Bancorp, Inc. (NYSE: BY) today announced the retirement of L. Gene Beube from its Board of Directors and from the Board of Directors of Byline Bank effective as of October 3, 2018.  Mr. Beube, age 78, has served on the Byline Bancorp board since June of 2013.

Roberto R. Herencia, Chairman of the Board, said “The board and I appreciate the wealth of knowledge, experience and insight that Gene has shared during his tenure in his role as director and chairman of the bank’s credit committee.  On behalf of our board of directors, I wish to extend our sincerest gratitude for his dedication and contributions, and wish him and his family the very best in his well-earned retirement.”

In his communication to the board, Mr. Beube stated his decision was a desire to retire and not due to any disagreements or company-related issues.  The Company plans to fill the board seat over the next year.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full-service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $4.8 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top 10 Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’, “target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements reflect various assumptions and involve elements of subjective judgement and analysis which may or may not prove to be correct and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication. No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

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Contacts:

Media Investors

Erin O’Neill Allyson Pooley

Director of Marketing, Byline Bank Financial Profiles, Inc.

eoneill@bylinebank.comBYIR@bylinebank.com

773.475.2901310-622-8230

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